Exhibit 99.1

Las Vegas Sands Corp. Announces Pricing of Offering of Common Stock, Preferred Stock and Warrants
LAS VEGAS, Nov. 11 /PRNewswire-FirstCall/ — Las Vegas Sands Corp. (NYSE: LVS) announced today the pricing of its public offering of 181,818,182 shares of common stock, 5,196,300 shares of its 10% Series A Cumulative Perpetual Preferred Stock and warrants to purchase an aggregate of approximately 86,605,173 shares of common stock at an exercise price of $6.00 per share. The common stock has a public offering price of $5.50 per share. Units consisting of one share of Series A preferred stock and one warrant to purchase 16.6667 shares of common stock will be purchased at a public offering price of $100 per unit. The shares of Series A preferred stock and warrants are immediately separable and will be issued separately. The Series A preferred stock will be redeemable on or after November 15, 2011, at our option in whole or in part at a price of $110 per share plus any accrued and unpaid dividends.
The Company has granted the underwriter a 30-day option to purchase up to an additional 18,181,818 shares of common stock to cover over-allotments.
Goldman Sachs & Co. is acting as the sole managing underwriter and bookrunner of the offering.
Concurrently with the offering of the common stock, Series A preferred stock and warrants, the Company entered into an agreement with the family of Sheldon G. Adelson, our Chairman and Chief Executive Officer and principal stockholder. Pursuant to this agreement, the Company will issue and sell to the Adelson family 5,250,000 shares of Series A preferred stock and warrants to purchase an aggregate of approximately 87,500,175 shares of common stock at an exercise price of $6.00 per share, on the same terms as those offered in the underwritten offering. The agreement also requires that the Adelson family agree to convert its 6.5% convertible senior notes due 2013 into shares of the Company’s common stock at a conversion price equal to the public offering price of $5.50 per share for the common stock, upon receipt of all necessary approvals, including listing of the common stock issuable upon conversion of the notes on the New York Stock Exchange and the effectiveness of stockholder approval of the issuance of common stock upon conversion of the notes, in accordance with the terms of the notes.
Las Vegas Sands Corp. intends to use the net proceeds from the offerings for general corporate purposes, which may include debt repayment and financing of the Company’s construction and development projects.
The transactions are expected to close on or about November 14, 2008.
A shelf registration statement relating to the foregoing was filed with the Securities and Exchange Commission and became effective on November 6, 2008. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
A copy of the prospectus relating to the offering may be obtained from Goldman Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.
Certain additional information provided to investors in connection with the offering is available on the Las Vegas Sands Corp. website, http://www.lasvegassands.com, under Investor Relations — Presentations.
Statements in this press release, which are not historical facts, are “forward-looking” statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Las Vegas Sands Corp. assumes no obligation to update such information.
ABOUT LAS VEGAS SANDS CORP.
Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.
The Las Vegas, Nevada-based company owns and operates The Venetian Resort- Hotel-Casino, The Palazzo Resort-Hotel- Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem(TM) in Eastern, Pennsylvania; and

Marina Bay Sands(TM) in Singapore.
LVS is also creating the Cotai Strip(R), a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.